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                                                                    EXHIBIT 23.4



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement (Form S-4) and related Prospectus of Unilab Corporation for the registration of 12 3/4% $155,000,000 Senior Subordinated Notes due 2009, and to the use of and incorporation by reference therein of our report dated May 9, 1997 with respect to the consolidated financial statements of Physicians Clinical Laboratory, Inc. for the year ended February 28, 1997 appearing in this Prospectus and Registration Statement and included in Unilab Corporation's Current Report on Form 8-K/A dated November 10, 1999, filed with the Securities and Exchange Commission.


                                                 /s/ ERNST & YOUNG LLP


Sacramento, California
December 30, 1999